EXHIBIT 23(M)

                                DISTRIBUTION PLAN

                             THE LEGACY FUNDS, INC.

                                DISTRIBUTION PLAN

                                  Introduction
                                  ------------

      The Distribution and Service Plan (the Plan) set forth below which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the Investment Company Act) and Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (NASD) has been adopted by The Legacy Funds, Inc. (the Fund) and by Ingalls & Snyder LLC, the Fund's distributor (the Distributor).

      The Fund has entered into a distribution agreement pursuant to which the Fund will employ the Distributor to distribute [Class A] shares issued by the Fund ([Class A] shares). Under the Plan, the Fund wishes to pay to the Distributor, as compensation for its services, a distribution and service fee with respect to [Class A] shares.

      A majority of the Board of Trustees of the Fund, including a majority who are not "interested persons" of the Fund (as defined in the Investment Company
Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the Rule 12b-1 Trustees), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that adoption of the Plan would be prudent and in the best interest of the Fund and its shareholders. Such approval included a determination that, in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that adoption and continuation of this Plan will benefit the Fund and its shareholders. Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of [Class A] shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Investment Company Act.

      The purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

                                    The Plan
                                    --------

      The material aspects of the Plan are as follows:

1.    Distribution Activities

      The Fund shall engage the Distributor to distribute [Class A] shares of the Fund and to service shareholder accounts using all of the facilities of the

Distributor's distribution network including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as the Distributor may select, including Ingalls & Snyder LLC (Ingalls & Snyder). Services provided and activities undertaken to distribute [Class A] shares of the Fund are referred to herein as "Distribution Activities."

[2.   Reimbursement of Expenses]

      [(a) The Fund shall reimburse the Investment Adviser, the Distributor or others for expenses incurred by such parties in the promotion and distribution of the shares of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution fees paid to securities dealers or others who have executed a servicing agreement with the Fund or the Distributor on behalf of the Fund, which form of agreement has been approved from time to time by the Board, including the Rule 12b-1 Trustees.]

      [(b) The maximum amount which may be reimbursed by the Fund pursuant to this Plan shall be 0.25% per annum of the Fund's average daily net assets. Such reimbursement shall be paid on a monthly or quarterly basis as determined by the Board. In no event, shall the payments made under this Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to the Conduct Rules of the National Association of Securities Dealers, Inc.]

3.    Payment for Distribution Activities

      The Fund shall pay to the Distributor as compensation for its services a distribution fee [of .75] of 1% per annum of the average daily net assets of the [Class A] shares of the Fund for the performance of Distribution Activities. The Fund shall calculate and accrue daily amounts payable by the [Class A] shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Trustees may determine. Amounts payable under the Plan shall be subject to the limitations of Rule 2830 of the NASD Conduct Rules.

      Amounts paid to the Distributor by the [Class A] shares of the Fund will not be used to pay the distribution expenses incurred with respect to any other class of shares of the Fund except that distribution expenses attributable to the Fund as a whole will be allocated to the [Class A] shares according to the ratio of the sale of [Class A] shares to the total sales of the Fund's shares over the Fund's fiscal year or such other allocation method approved by the Board of Trustees. The allocation of distribution expenses among classes will be subject to the review of the Board of Trustees. [Payments hereunder will be applied to distribution expenses in the order in which they are incurred, unless otherwise determined by the Board of Trustees.]

      The Distributor shall spend such amounts as it deems appropriate on Distribution Activities which include, among others:
      (a) sales commissions (including trailer commissions) paid to, or on account of, account executives of the Distributor;

      (b) indirect and overhead costs of the Distributor associated with performance of Distribution Activities including central office and branch expenses;
      [(c) amounts paid to Ingalls & Snyder for performing services under a selected dealer agreement between Ingalls & Snyder and the Distributor for sale of [Class A] shares of the Fund, including sales commissions and trailer commissions paid to, or on account of, agents and indirect and overhead costs associated with Distribution Activities;]
      (d) advertising for the Fund in various forms through any available medium, including the cost of printing and mailing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Fund; and
      (e) sales commissions (including trailer commissions) paid to, or on account of, broker-dealers and other financial institutions (other than Ingalls & Snyder) which have entered into selected dealer agreements with the Distributor with respect to [Class A] shares of the Fund.

4.    Quarterly Reports; Additional Information

      [An appropriate officer of the Fund or The Investment Adviser and Distributor] will provide to the Board of Trustees of the Fund for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities ([including payment of reimbursements]) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board of Trustees of the Fund such additional information as they shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

      The Distributor will inform the Board of Trustees of the Fund of the commissions and account servicing fees to be paid by the Distributor to account executives of the Distributor and to broker-dealers and other financial institutions which have selected dealer agreements with the Distributor.

5.    Effectiveness; Continuation

      The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Fund's Board of Trustees, including the Rule 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

      [If approved by a vote of a majority of the outstanding voting securities of the [Class A] shares of the Fund, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees of the Fund and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.]

6.    Termination

      This Plan may be terminated at any time [on not more than sixty (60) days' written notice] by (a) the vote of a majority of the Rule 12b-1 Trustees, [(b) the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the [Class A] shares of the Fund, or (c) the Distributor, and shall terminate automatically in the event of any act that constitutes an assignment of the investment management agreement between the Fund on behalf of the Fund and the Investment Adviser.]

7.    Amendments

      The Plan may not be amended to change the distribution expenses to be paid so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the [Class A] shares of the Fund. All material amendments of the Plan shall be approved by a majority of the Board of Trustees of the Fund and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

8.    Rule 12b-1 Trustees.

      While the Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

9.    Records

      The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 5 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

10.   Effective Date

      This Plan shall take effect on the ____ day of _________, 1999.